Exhibit a(5)(vi)

August 2, 2016

To whom it may concern:

Company name:	Nichi-Iko Pharmaceutical Co., Ltd.
(Securities code:	4541 Tokyo Stock Exchange, First Section)
Representative:	Yuichi Tamura President and CEO
Contact:	Noboru Inasaka Senior Director, Head of Administrative Division (Tel: 076-432-2121)

Notice of Commencement of Tender Offer for Sagent Pharmaceuticals, Inc.’s Shares

On August 1, 2016 (EST), Nichi-Iko Pharmaceutical Co., Ltd. (Head Office: Toyama City, Toyama Prefecture, President and CEO: Yuichi Tamura) (“Nichi-Iko”) commenced an all-cash tender offer (the “Tender Offer”) under which it will purchase all of the outstanding shares of common stock of Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT, Head Office: Illinois, U.S., Chief Executive Officer: Allan Oberman) (“Sagent”) at a price of $21.75 per share via Shepard Vision, Inc., which is a wholly-owned U.S. subsidiary of Nichi-Iko and was formed for the purpose of commencing the Tender Offer and subsequently merging into Sagent (“Shepard”). The Tender Offer will expire one minute following 11:59 p.m.(12:00 midnight) on August 26, 2016 (EST), unless the offer period is extended.

Nichi-Iko is conducting the Tender Offer pursuant to an agreement and plan of merger, executed on July 11, 2016 (Japan time), among Nichi-Iko, Shepard and Sagent. After the consummation of the Tender Offer, Shepard will merge with and into Sagent, with Sagent continuing as the surviving corporation in the merger, and Sagent will become a wholly-owned subsidiary of Nichi-Iko (Tender Offer and the merger, the “Transaction”).

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not descriptions of historical facts, including those relating to the anticipated timing, duration, closing conditions, completion and success of the proposed Transaction, and the potential effects and benefits of the Transaction on both Nichi-Iko and Sagent and any other statements about future expectations, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations, and should be evaluated as such. Forward-looking statements also include statements that may relate to Nichi-Iko’s or Sagent’s plans, objectives, strategies, goals, future events, future financial and operating performance, and other information that is not historical information. These statements may be identified by their use of forward-looking terminology such as the words “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, are inherently subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to differ materially from those expressed or implied by the forward-looking information. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, the satisfaction of the conditions to the consummation of the proposed Transaction, the timing of the completion of the proposed Transaction and the potential impact of the announcement or consummation of the proposed Transaction on Sagent’s and Nichi-Iko’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Sagent in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by Sagent with the SEC. Further, forward-looking statements speak only as of the date they are made, and neither Nichi-Iko nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

Important Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Sagent common stock. The solicitation and offer to buy shares of Sagent common stock will only be made pursuant to the Tender Offer materials on Schedule TO (including an Offer to Purchase, a related Letter of Transmittal and other offer documents) that Nichi-Iko and Shepard filed with the Securities and Exchange Commission (the “SEC”) on August 1, 2016. In addition, Sagent filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on August 1, 2016. SAGENT’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the Tender Offer statement and the solicitation/recommendation statement will be mailed to Sagent’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or by contacting Michael Ward, Sagent’s Chief Legal Officer and Corporate Secretary either by telephone at (847) 908-1600 or by e-mail at legal@sagentpharma.com.